EXHIBIT 99.1
REGENT COMMUNICATIONS, INC.
TRADING BLACKOUT NOTICE
Under 17 CFR 245.104
September 20, 2005
To:   All Directors and Executive Officers of Regent Communications, Inc.
From:   Ginger Scherbarth, Director, Human Resources
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     This notice is to inform you that the Regent Communications, Inc. 401(k) Profit Sharing Plan will be changing its investments, trustee and recordkeeping services to Fidelity Investments. As a result of these changes, plan participants temporarily will be unable to direct or diversify investments in their accounts, obtain a loan from the plan, or obtain a distribution from the plan. This period, during which plan participants will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.”
     Regent Communications, Inc.’s common stock is subject to this blackout period. The blackout period will begin at 5:00 PM EST on October 21, 2005 and is expected to end November 25, 2005.
     As a Director and/or Executive Officer of Regent Communications, Inc., you are prohibited by federal law and by Regent’s Policy Statement Regarding Confidentiality of Inside Information and Securities Trades by Company Personnel from directly or indirectly purchasing, selling or otherwise acquiring or transferring any securities of Regent Communications (including any other securities the value of which is derived from Regent’s securities) during the blackout period. This prohibition is broad and includes any transaction in which you may have a pecuniary interest (including transactions by trusts or corporations you control and transactions by your family members).
     There are some exemptions from this prohibition (such as certain dividend reinvestment plans, stock purchase plans or 10b5-1 plans and other transactions). In addition, the prohibition applies only to equity securities of Regent (and derivatives) that you have acquired in connection with your service or employment as a director or executive officer of Regent. In this respect, it is important to note that the law provides that any Regent securities that you sell or otherwise transfer will be deemed to have been acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements. However, these exemptions are highly technical and you may not rely on them without pre-clearance by Kate Lucas, as the administrator of Regent’s insider trading policy.
     If you have any questions concerning this notice, you should contact Ginger Scherbarth or Kate Lucas at (859) 292-0030.